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Edward L. Rand, Jr., Becomes CEO of ProAssurance Corporation
BIRMINGHAM, AL - (BUSINESSWIRE) - July 1, 2019 - Edward L. (Ned) Rand, Jr., has succeeded W. Stancil Starnes as Chief Executive Officer of ProAssurance Corporation (NYSE:PRA), effective today, July 1, 2019. Mr. Rand will retain his responsibilities as President of the Company. This transition was previously announced in a news release dated May 22, 2019.
In a letter to employees, Mr. Rand wrote, "I have great confidence that together, we will write an exciting new chapter in our story. Our resources and expertise assure that, with sustained diligence and effort from every one of us, we will continue to be the best in the world at providing the risk solutions our customers need and will continue to evolve along with the dynamic markets we serve." He added, "I want to thank Stan for his twelve years of outstanding service to ProAssurance. He has been an excellent leader, mentor, and friend, and I look forward to his continued contributions and counsel as Executive Chairman of our Board of Directors."
During his tenure at ProAssurance, Mr. Rand has served as Chief Operating Officer, Chief Financial Officer, Executive Vice President, and Senior Vice President of Finance. Prior to joining ProAssurance in November of 2004, Mr. Rand was Chief Accounting Officer and Head of Corporate Finance for PartnerRe Ltd. from 2000 - 2004. He also served as the Chief Financial Officer of Atlantic American Corporation from 1996 - 2000 and Controller of United Capitol Insurance Company from 1992 - 1996. Prior to that time, Mr. Rand was employed by Coopers & Lybrand (now PriceWaterhouseCoopers) for four years. Mr. Rand is a certified public accountant and is a graduate of Davidson College, where he majored in Economics.
Mr. Starnes has transitioned solely into the role of Executive Chairman of the Board, while Thomas A. S. Wilson, M.D., will continue to serve as the independent lead director for the Board.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for twelve straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.

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